EXHIBIT 5.1

[SAFEGUARD SCIENTIFICS, INC. LETTERHEAD]

August 5, 2004

Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945

Gentlemen:

I am Senior Corporate Counsel of Safeguard Scientifics, Inc. (the “Company”), and I am delivering this opinion in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to an aggregate of 6,000,000 shares of common stock of the Company, $.10 par value per share (the “Shares”), issuable pursuant to grants made by the Company under the 2004 Equity Compensation Plan (“2004 Plan”).

In this connection, I have participated in the preparation of the Registration Statement, and I have reviewed the Company’s Articles of Incorporation, its Bylaws, resolutions of its Board of Directors and shareholders, and such other documents, records, statutes and decisions as I have deemed necessary or appropriate for the purposes of the opinion expressed herein. My opinion is limited solely to matters governed by the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

Based on the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the Shares, when issued in accordance with the terms of the 2004 Plan and delivered to participants, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion herein is for the sole benefit of, and may be relied upon only by, the Company.

Very truly yours,

/s/ Karen M. Keating

Karen M. Keating
Senior Corporate Counsel